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                                                                   EXHIBIT 10.41

[LOGO](TM)
E X O D U S(R)

Exodus Communications, Inc.
2831 Mission College Boulevard
Santa Clara, CA 95054-1838
408-346-2200

     December 5, 2000

     Laurie Priddy
     1249 Lakeside Drive, #1046
     Sunnyvale, CA 94086

     Dear Laurie:

     I am pleased to extend to you an offer as a Senior Vice President, Operations, reporting to me. If you accept this offer, this letter sets forth the terms of your employment with Exodus Communications, Inc. ("Exodus"). This offer is contingent on the occurrence of the closing of Exodus' acquisition of GlobalCenter and, if you accept this offer, it would take effect as of that closing date (the "Closing Date").

     As an Exodus employee, you will be responsible for integrating and growing the business formally known as GlobalCenter as well as whatever reasonable duties are assigned to you consistent with your title and position. Your initial base salary will be $20,833.33 per month, less all applicable deductions, which is equivalent to a gross sum of $250,000.00 per year. You will be covered under the Executive Employment Policy, a copy of which is attached hereto. You are guaranteed a bonus of 25% of your base salary payable within one month of the closing date, and an additional 25% upon completing one full year of service. This bonus amount shall be repaid to Exodus should your employment terminate for any reason prior to your one year anniversary with Exodus.

     You also will be eligible to participate in our health and dental insurance plans, 401K plan, employee stock purchase plan and other employee benefits established by the Company. Exodus will reimburse you for expenses reasonably incurred in relocating your household goods from the local area to Denver, Colorado, subject to Exodus' standard policies far amounts and documentation and shall be repaid to Exodus if your employment terminates for any reason prior to your one year anniversary with Exodus. In addition, for a period of up to twelve months commencing as of the Closing Date and while you are employed by Exodus, Exodus will pay, for your use, the fair market rental value on a residence in the Sunnyvale area and a rental car, not to exceed $3000.00 per month.

     We will recommend to Exodus' Board of Directors that you be granted options to purchase up to 100,000 shares of Exodus Communications, Inc. common stock. The options, if approved, customarily are granted on the first trading day of the month following your start date and are exercisable at the closing price of the common stock on the date of the grant. The options will

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vest, that is, become exercisable, over fifty (50) months with the first twelve percent (12%) vesting after six (6) months of continuous employment. Thereafter, the options will vest at a rate of 2% per month of completed service until your employment terminates or the grant is fully vested. This option grant will be subject to all terms of Exodus' stock option plan and stock option agreement, a copy of which you will be required to execute as a condition of the grant.

As an employee of Exodus, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will become the property of Exodus. As a condition of your employment, you will be required to sign the attached "Employee Invention Assignment and Confidentiality Agreement" and "Procedures and Guidelines Governing Securities Trades by Company Personnel." We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers. Also, by accepting this offer, you represent that you are not subject to any restrictions that prevent you from working for Exodus.

As a condition of employment, you will be required to authorize Exodus to conduct a background investigation. This offer is contingent upon the outcome of such an investigation as well as your ability to provide verification of your eligibility for employment in the U.S., which meets the requirements of the U.S. Department of Justice.

If you accept this offer, your employment will be at-will. These means that employment with Exodus is for no specific period of time. As a result, either you or Exodus may terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as Exodus' personnel policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in a document signed by you and the President of the Company.

You agree that there were no promises or commitments made to you regarding your employment with Exodus except as set forth in this letter. Except for the Proprietary Information Agreement between you and GlobalCenter, the GlobalCenter Management Stock Plan with the attached Non Statutory Stock Option Agreement and as otherwise expressly provided for herein, this agreement supersedes and replaces (i) any prior verbal or written agreements between you and Exodus and
(ii) any prior verbal or written agreements between you and GlobeCenter relating to the subject matter hereof, including, but not limited to, any and all prior employment agreements.

We look forward to your becoming a part of the Exodus Team. Please confirm your acceptance of this offer at the earliest possible date.

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Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer.

Sincerely,

/s/ D. Krier for Don Casey
Don Casey
COO & President
Exodus Communications, Inc.

 I HAVE READ AND I UNDERSTAND THE TERMS OF THE OFFER SET OUT ABOVE. AS INDICATED BY MY SIGNATURE BELOW, I ACCEPT THE OFFER AS OUTLINED ABOVE. NO FURTHER COMMITMENTS WERE MADE TO ME AS A CONDITION OF EMPLOYMENT.

/s/ Laurie D. Priddy    12.15.00
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Signature               Date

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